EXHIBIT 10.6
                                                  1995 FORM 10-K

                    FIFTH AMENDMENT TO CREDIT AGREEMENT

   THIS FIFTH AMENDMENT TO CREDIT AGREEMENT, dated as of December 29th, 1995 (but effective as of September 30, 1995), amends and supplements the Credit Agreement dated as of December 14, 1994, as amended by the First Amendment to Credit Agreement dated as of June 22, 1995, the Second Amendment to Credit Agreement dated as of August 31, 1995, the Third Amendment to Credit Agreement dated as of October 27, 1995, and the Fourth Amendment to Credit Agreement dated as of December 29th, 1995, (as so amended, the "Credit Agreement"), between Bucyrus-Erie Company (the "Company") and Bank One, Milwaukee, National Association (the "Bank").

                                  RECITAL

   The Company and the Bank desire to amend and supplement the Credit Agreement as provided below.

                                AGREEMENTS

   In consideration of the promises and agreements set forth in the Credit Agreement, as amended hereby, the Company and the Bank agree as follows:

   1. Definitions and References. Capitalized terms not defined herein shall have the meanings assigned in the Credit Agreement. Upon the fulfillment of the conditions set forth in Section 3 below, all references to the Credit Agreement contained in the Loan Documents shall mean the Credit Agreement as amended by this Fifth Amendment to Credit Agreement.

   2.  Amendments to Credit Agreement.

       a) The following sentence shall be added to the end of the definition of "EBITDA." "For purposes of the calculations set forth in Sections 2.1(b) and 2.2 of this Agreement, and only for the period beginning September 30, 1995, and ending August 31, 1996, "EBITDA" shall be calculated by adding the sum of $6,849,000 to the calculations set forth in the prior sentence."

       (b) The definition of "Debt Service Coverage Ratio" shall be amended by adding the following sentence to the end of the definition: "For the purpose of calculating the Debt Service Coverage Ratio under Section 6.10 during the period September 30, 1995 through June 30, 1996 (but for no other purpose and during no other period), the sum of $6,849,000 shall be added to the amount determined under subsection (a) above."

   3. Conditions for Effectiveness. This Fifth Amendment shall be effective as of September 30, 1995 upon its execution and delivery by the Company and the Bank and the receipt of the Bank of an amendment fee in the amount of $5,000.00, not withstanding the date of execution.

   4. Representations and Warranties. The Company represents and warrants to the Bank that:

       (a) The execution and delivery of this Fifth Amendment are within the Company's corporate power and corporate authority, have been duly authorized by all necessary action on the part of the Company, are not in violation of any existing law, or regulation of any governmental agency or authority, any order or decision of any court, the Certificate of Incorporation or By-Laws of the Company, or the terms of any agreement, restriction or undertaking to which the Company is a party or by which it is bound, and do not require the approval or consent of the shareholders of the Company, any governmental body, agency or authority or any other person or entity.

       (b) The representations and warranties set forth in Section 3 of the Credit Agreement are true and correct in all material respects as of the date of this Fifth Amendment and no Default or Event of Default has occurred and is continuing, except for defaults which are cured by the amendment of the definitions set forth above.

   5. Full Force and Effect. The Company and the Bank confirm that the Credit Agreement, as amended hereby, remains in full force and effect in accordance with its terms.


   BANK ONE, MILWAUKEE,
   NATIONAL ASSOCIATION


By /s/William E. Shaw
   William E. Shaw,
   Vice President



   BUCYRUS-ERIE COMPANY


By /s/James D. Annand

Title Interim CFO